                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934


                       SHELLS SEAFOOD RESTAURANTS, INC.
                               (Name of Issuer)

                         COMMON STOCK, $0.01 PAR VALUE
                        (Title of Class of Securities)

                                  822809 10 9
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]  Rule 13d-1(b)

    [X]  Rule 13d-1(c)

    [_]  Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                                               Page 2 of 5 Pages

  CUSIP NO. 822809 10 9


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

      Longview Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Longview Partners, L.P. is a partnership organized under the laws of the State of Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

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                                                               Page 3 of 5 Pages

  CUSIP NO. 822809 10 9


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

      Susan R. Chapman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares (See Note 1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares (See Note 1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares (See Note 1)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Note 1)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------


Note 1:
-------
Does not include (i) 30,000 shares of the Company's Common Stock held by Philip
R. Chapman, spouse of Susan R. Chapman, (ii) presently exercisable options to purchase 13,000 shares of Common Stock held by Philip R. Chapman and (iii) options to purchase 9,000 shares of Common Stock held by Philip R. Chapman and which are not exercisable within 60 days of the date hereof.

                                       3
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                                                                     Page 4 of 5

Item 1(a)      NAME OF ISSUER:

               Shells Seafood Restaurants, Inc. (the "Company")

Item 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    16313 North Dale Mabry Highway
                    Suite 100
                    Tampa, Florida 33618

Item 2(a)      NAME OF PERSON FILING:

               See Item 1 of the cover page attached hereto

Item 2(b)      Address of Principal Business Office, or if none, Residence:

                    The principal business address of both Longview Partners, L.P. and Susan R. Chapman is:

                c/o 175 East 64th Street
                    New York, NewYork 10021


Item 2(c)      CITIZENSHIP:

               Longview Partners, L.P. is a partnership organized under the laws of the State of Delaware. Susan R. Chapman is a citizen of the United States.

Item 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 (the "Common Stock")

Item 2(e)      CUSIP NUMBER:

               822809 10 9

Item 3         SEC USE


Item 4         OWNERSHIP:


               (a)  Amount Beneficially Owned:

               See Item 9 of the cover pages attached hereto.


               (b)  Percent of Class:

               See Item 11 of the cover pages attached hereto


               (c)  Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote:

                           See Row 5 of the cover pages attached hereto

                    (ii)   shared power to vote or to direct the vote:

                           See Row 6 of the cover pages attached hereto

                    (iii) sole power to dispose or to direct the disposition of:

                           See Row 7 of the cover pages attached hereto

                    (iv)   shared power to dispose or direct the disposition of:

                           See Row 8 of the cover pages attached hereto


Item 5              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                    If this statement is being file to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities check the following:
                                                                            [X]

Item 6              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                    Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                    Not Applicable

Item 8              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                    Not Applicable

Item 9              NOTICE OF DISSOLUTION OF GROUP:

                    Not Applicable

Item 10             CERTIFICATION:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                     Page 5 of 5

                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 10, 2001



                    By:  /s/ Susan R. Chapman
                       -----------------------
                            Susan R. Chapman, individually and on behalf of Longview Partners, L.P.
                            as General Partner